Exhibit 99.1
For Immediate Release
American Axle & Manufacturing Reports
First Quarter 2008 Financial Results
Detroit, Michigan, April 25, 2008 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the first quarter of 2008.
First Quarter 2008 results
•	First quarter sales of $587.6 million

•	Net loss of $27.0 million, or $0.52 per share

•	AAM’s quarterly results reflect the adverse impact of the ongoing strike called by the International UAW at AAM’s original U.S. locations in Michigan and New York; AAM estimates the reduction in sales and operating income resulting from the International UAW strike to be $132.6 million and $45.8 million (or $0.56 per share), respectively

•	Special charges and other non-recurring operating costs of $3.5 million, or $0.04 per share, primarily related to the redeployment of machinery and equipment and other actions to rationalize underutilized capacity

•	33% year-over-year decline in total light truck production volumes as compared to the first quarter of 2007

•	Content-per-vehicle of $1,326, approximately 6% higher than the previous year
AAM’s results in the first quarter of 2008 were a net loss of $27.0 million or $0.52 per share. This compares to net earnings of $15.7 million, or $0.30 per share, in the first quarter of 2007.
Upon expiration of the four-year master labor agreement between AAM and the UAW at 11:59 p.m. on February 25, 2008, the International UAW called a strike against AAM. The expiring master labor agreement covered approximately 3,650 associates at AAM’s original U.S. locations in Michigan and New York. AAM estimates the reduction in sales and operating income resulting from the International UAW strike to be $132.6 million and $45.8 million ($0.56 per share), respectively.
In the first quarter of 2008, AAM incurred $3.5 million, or $0.04 per share, of special charges and non-recurring operating costs, primarily related to the redeployment of machinery and equipment. In the first quarter of 2007, AAM recorded special charges of $2.9 million, or $0.04 per share, primarily related to attrition program activity.
“AAM’s first quarter 2008 results were severely impacted by the strike called by the International UAW at AAM’s original U.S. locations on February 25, 2008,” said AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch. “AAM must have a U.S. market cost competitive labor agreement for the original U.S. locations with operating flexibility. This is needed to compete for new business and match the operational flexibility and efficiency of our competitors. While it would be tragic to dismantle AAM’s original U.S. manufacturing base, AAM will be forced to consider additional restructuring and capacity rationalization actions if the International UAW refuses to accept the structural and permanent changes needed to achieve market cost competitiveness at these facilities.”
Net sales in the first quarter of 2008 were $587.6 million as compared to $802.2 million in the first quarter of 2007. AAM estimates that approximately $132.6 million of this decrease was attributable to the International UAW strike. Customer production volumes for the full-size truck and SUV programs AAM currently supports for GM and Chrysler were down approximately 31% in the first quarter of 2008 as compared to the prior year. AAM estimates that customer production volumes for its mid-sized truck and SUV programs were down approximately 43% in the first quarter of 2008 on a year-over-year basis. Non-GM sales represented 26% of total sales in the first quarter of 2008.

AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American truck and SUV platforms and Chrysler’s heavy duty Dodge Ram pickup trucks. For the first quarter 2008, AAM’s content-per-vehicle increased approximately 6% to $1,326 as compared to $1,252 in the first quarter of 2007.
Gross margin for the first quarter of 2008 was 2.2% as compared to 10.6% in first quarter 2007. Operating loss was $36.7 million or a negative 6.2% of sales in the first quarter of 2008 as compared to operating income of $36.4 million or 4.5% of sales in the first quarter of 2007.
AAM’s SG&A spending for the first quarter of 2008 was $49.4 million as compared to $48.9 million in the first quarter of 2007. AAM’s R&D spending for the first quarter of 2008 was approximately $20.2 million as compared to $20.1 million in the first quarter of 2007.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid. Net cash provided by operating activities in the first quarter of 2008 was $8.2 million. Capital spending for the first quarter of 2008 was $33.3 million as compared to $42.5 million in the first quarter of 2007. Reflecting the impact of this activity and dividend payments of $8.0 million, AAM’s free cash flow use of $33.1 million in the first quarter of 2008 represents an improvement of $7.4 million, or 18%, as compared to the first quarter of 2007.
A conference call to review AAM’s first quarter of 2008 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 5:00 p.m. ET on April 25, 2008 until 5:00 p.m. ET May 2, 2008 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 39482270.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: the effect of the strike called by the International United Automobile, Aerospace and

Agricultural Implement Workers of America on February 25, 2008; our ability to restore and maintain satisfactory labor relations and avoid future work stoppages; our ability to improve our U.S. labor cost structure; our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; reduced purchases of our products by GM, Chrysler LLC or other customers; reduced demand of our customers’ products or volume reductions (particularly light trucks and SUVs produced by GM and Chrysler); our ability to achieve cost reductions through ongoing restructuring actions; additional restructuring actions that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to consummate and integrate acquisitions; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our customers’ and suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to attract new customers and programs for new products; our ability to develop new products that reflect market demand; our ability to respond to changes in technology, increased competition or pricing pressures; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #

For additional information:

Media relations contact:	Investor relations contact:
Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications and Media Relations	Director, Investor Relations
(313) 758-4882	(313) 758-4831
renee.rogers@aam.com	jamie.little@aam.com
Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2008	2007
	(In millions, except per share data)

Net sales	$587.6	$802.2
Cost of goods sold	574.9	716.9

Gross profit (loss)	12.7	85.3
Selling, general and administrative expenses	49.4	48.9

Operating income (loss)	(36.7)	36.4
Interest expense	(15.3)	(14.6)
Interest income	2.6	0.6
Other income (expense), net
Debt refinancing cost	—	—
Other, net	0.5	0.1

Income (loss) before income taxes	(48.9)	22.5
Income tax expense (benefit)	(21.9)	6.8

Net income (loss)	$(27.0)	$15.7

Diluted earnings (loss) per share	$(0.52)	$0.30

Diluted shares outstanding	51.6	52.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$315.5	$343.6
Accounts receivable, net	187.3	264.0
Inventories, net	248.3	242.8
Prepaid expenses and other	74.4	73.4
Deferred income taxes	17.7	19.5

Total current assets	843.2	943.3

Property, plant and equipment, net	1,678.8	1,696.2
Deferred income taxes	104.5	78.7
Goodwill	147.8	147.8
Other assets and deferred charges	55.3	57.4

Total assets	$2,829.6	$2,923.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$266.6	$313.8
Other accrued expenses	168.6	197.8

Total current liabilities	435.2	511.6

Long-term debt	864.1	858.1
Deferred income taxes	6.4	6.6
Postretirement benefits and other long-term liabilities	646.7	647.7

Total liabilities	1,952.4	2,024.0

Stockholders’ equity	877.2	899.4

Total liabilities and stockholders’ equity	$2,829.6	$2,923.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
	March 31,
	2008	2007
	(In millions)
Operating activities
Net income (loss)	$(27.0)	$15.7
Depreciation and amortization	56.6	56.4
Other	(21.4)	(62.3)

Net cash flow provided by operating activities	8.2	9.8

Purchases of property, plant & equipment	(33.3)	(42.5)

Net cash flow after purchases of property, plant & equipment	(25.1)	(32.7)

Net cash flow provided by (used in) operations	(25.1)	(32.7)

Net increase (decrease) in long-term debt	4.8	169.4
Debt issuance costs	—	(5.2)
Repurchase of treasury stock	(0.1)	—
Employee stock option exercises	0.3	4.4
Dividends paid	(8.0)	(7.8)

Net cash flow provided by (used in) financing activities	(3.0)	160.8

Effect of exchange rate changes on cash	—	0.3

Net increase in cash and cash equivalents	(28.1)	128.4

Cash and cash equivalents at beginning of period	343.6	13.5

Cash and cash equivalents at end of period	$315.5	$141.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended
	March 31,
	2008	2007
	(In millions)

Net income (loss)	$(27.0)	$15.7
Interest expense	15.3	14.6
Income taxes	(21.9)	6.8
Depreciation and amortization	56.6	56.4

EBITDA	$23.0	$93.5

Net debt (b) to capital

	March 31,	December 31,
	2008	2007
	(In millions, except percentages)

Total debt	$864.1	$858.1
Less: cash and cash equivalents	315.5	343.6

Net debt at end of period	548.6	514.5

Stockholders’ equity	877.2	899.4

Total invested capital at end of period	$1,425.8	$1,413.9

Net debt to capital(c)	38.5%	36.4%

Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended
	March 31,
	2008	2007
	(In millions)

Net cash provided by operating activities	$8.2	$9.8
Less: purchases of property, plant & equipment	(33.3)	(42.5)

Net operating cash flow	(25.1)	(32.7)

Less: dividends paid	(8.0)	(7.8)

Free cash flow	$(33.1)	$(40.5)

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.